EXHIBIT 16.1

FREEMAN BUCZYNER & GERO
1 SE THIRD AVENUE
SUITE 2150
MIAMI, FLORIDA 33131
305-375-0766


May 18, 2007


Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC 20549

Ladies/Gentlemen:

We were previously principal accountants for All-State Properties, L.P., (Commission File Number 13-1574215), and we issued our report dated
September 15, 2006 on the financial statements of All-State Properties, L.P. as of June 30, 2006 and for the year then ended.

We have read the Form 8-K dated May 17, 2007, and we concur with the information shown therein.

We confirm we had no disagreements with All-State Properties, L.P., on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the year ending June 30, 2006, or through the interim periods ending September 30, 2006 and December 31, 2006.

Very truly yours,

/s/ Alan L. Freeman

Alan L. Freeman

c.c. All-State Properties, L.P.